UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 7, 2015
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METHODE ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Delaware State or Other Jurisdiction of Incorporation	0-2816 Commission File Number	36-2090085 IRS Employer Identification Number
7401 West Wilson Avenue, Chicago, Illinois 60706
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (708) 867-6777
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communication pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 7, 2015 (the “Grant Date”), the Compensation Committee of Methode Electronics, Inc. (“Methode”) awarded performance-based restricted stock (“RSAs”) and time-based restricted stock units (“RSUs”) to certain executive officers under Methode’s 2014 Omnibus Incentive Plan (the “Plan”).
Descriptions of the material terms and conditions of the RSAs and RSUs are set forth below. These descriptions are qualified by reference to the full text of the Performance Based Restricted Stock Form Award Agreement and the Restricted Stock Unit Form Award Agreement attached hereto as Exhibit 10.1 and 10.2, respectively, and the Plan which was filed as Exhibit 10.1 to the Company’s Form 8-K filed on September 22, 2014.
Shares Awarded
The table below sets for the number of target RSAs and RSUs awarded to the executive officers listed below.

Executive	Number of Shares
	Target RSAs*	RSUs
Donald W. Duda Chief Executive Officer	180,000	120,000
Douglas A. Koman Chief Financial Officer	60,000	40,000
Joseph E. Khoury Senior Vice President	90,000	60,000
* The number of shares earned will depend on performance and may be up to 150% of this number.
Performance-Based RSAs
Messrs. Duda, Koman and Khoury were each awarded a target number of shares of performance-based restricted stock (the “Target Shares”). The number of RSAs earned will vary based on performance relative to established goals, with 50% of the Target Shares earned for threshold performance, 100% of the Target Shares earned for target performance and 150% of the Target Shares earned for maximum performance. The executive will not earn any shares if threshold performance is not met. Performance will be based on Methode’s earnings before net interest, taxes, fixed asset depreciation and intangible asset amortization (“EBITDA”) for fiscal 2020, subject to certain adjustments, including adjustments for acquisitions and divestitures. Dividends will not be paid on the RSAs until the shares have been earned. At such time, the executive will be entitled to a dividend equivalent payment based on the dividends declared during the restricted period and the number of shares earned.
In the event of an executive’s death or disability, he will earn all of the Target Shares. In the event of an executive’s qualified retirement, the executive will be eligible to earn a prorated number of shares based on the number of months elapsed since May 3, 2015, the first day of fiscal 2016, and Methode’s fiscal 2020 adjusted EBITDA. In the event of a change of control in which the successor company does not assume the RSAs, the executive will earn a prorated number of the Target Shares based on the number of months elapsed since May 3, 2015. If the successor company assumes the RSAs and, if the executive is terminated without cause or resigns for good reason within a period of time after the transaction (two years for Messrs. Duda and Koman and one year for Mr. Khoury), then the executive will earn a prorated number of the Target Shares based on the number of months elapsed since May 3, 2015.

Time-Based RSUs
The RSUs are subject to a five-year vesting period based on continued service, with 30% vesting on each of April 28, 2018 and April 27, 2019 and 40% vesting on May 2, 2020. Shares of common stock underlying the vested RSUs will be delivered to the executive upon the earlier of the executive’s termination of employment or a change of control. Dividend equivalents will not be paid on the RSUs until the units have vested. Following vesting and until the delivery of the underlying common stock, each executive will be entitled to a quarterly payment in an amount equal to the aggregate per share cash dividend paid during the quarter multiplied by the number of vested RSUs held by the executive.
In the event of an executive’s death or disability, all unvested RSUs will become immediately and fully vested. In the event of an executive’s qualified retirement, a prorated number of RSUs will vest based on the months elapsed since May 3, 2015. In the event of a change of control in which the successor company does not assume the RSUs, all unvested RSUs will become immediately and fully vested. If the successor company assumes the RSUs and, if the executive is terminated without cause or resigns for good reason within a period of time after the transaction (two years for Messrs. Duda and Koman and one year for Mr. Khoury), then all unvested RSUs will become immediately and fully vested.
Item 9.01    Financial Statements And Exhibits.
(d)    Exhibits.
10.1    Performance Based Restricted Stock Form Award Agreement dated October 7, 2015
10.2    Restricted Stock Unit Form Award Agreement dated October 7, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2015	METHODE ELECTRONICS, INC. By: /s/ Douglas A. Koman Douglas A. Koman Chief Financial Officer

Index to Exhibits

Exhibit No.	Description of Exhibit
10.1	Performance Based Restricted Stock Form Award Agreement dated October 7, 2015
10.2	Restricted Stock Unit Form Award Agreement dated October 7, 2015